Exhibit 10.46
Amendment to Employment Letter

This Amendment to the Employment Letter dated as of September 28, 2020, by and between The Wendy’s Company, a Delaware corporation (the “Company”), and Kevin Vasconi, an individual (“Executive”) (the “Employment Letter”), is made as of this 28th day of February, 2023.

1.Section 9 of the Employment Letter is hereby replaced in its entirety to read as follows:

9. Severance. The Company’s Executive Severance Pay Policy (the “Severance Policy”) provides for certain pay and benefits in the event the Company terminates your employment without cause or within twelve (12) months following a change in control. Such pay and benefits would be provided in exchange for your execution of a Severance Agreement and Release in the form approved by the Company, including a general release of any and all claims concerning your employment and termination in favor of the Company. You will not be entitled to severance in the event the Company terminates your employment for cause or in the event you voluntarily resign or terminate your employment with the Company; provided that, if you resign on or before January 31, 2026, in accordance with the process described in the next sentence, by reason of your being required to report directly to an individual other than the current President and Chief Executive Officer as a result of (i) the Company terminating the employment of the current President and Chief Executive Officer without “Cause” (as such term may be defined in an agreement between the Company and the current President and Chief Executive Officer), or (ii) the current President and Chief Executive Officer’s separation from the Company for any reason within 12 months after a Change in Control (as such term is defined in the Severance Policy), then in each case, your resignation shall be treated as a termination by the Company “without Cause” for purposes of the Severance Policy (a “Modified Qualifying Termination”). In order for your termination to constitute a Modified Qualifying Termination, you must give notice to the Company of the existence of an event described in clause (i) or (ii) of the immediately preceding sentence within 30 days of the initial existence of the event, and upon such notice, the Company shall have a period of 30 days to remedy the condition. If the Company fails to remedy the condition within 30 days, your employment shall terminate immediately on the expiration of the 30-day period (or upon such earlier date as is established by the Company).

2.Code Section 409A. This Amendment to the Employment Letter (and all other compensation arrangements in respect of the Executive’s employment) shall be construed consistently with the intent that all compensation comply with or be exempt from the requirements to avoid tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); provided that the Company shall not have any liability with regard to any failure to comply with Section 409A, and the Executive shall be solely responsible for the tax consequences with respect to all compensation (including imputed compensation) from the Executive’s employment. All payments contemplated by this Amendment are subject to the Section 409A provisions of the Severance Policy (and all other provisions of the Severance Policy, except as expressly specified herein), which are incorporated herein by reference.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Employment Letter effective as of the date first hereinabove written.

THE WENDY’S COMPANY

By:	/s/ M. Coley O’Brien
M. Coley O’Brien EXECUTIVE
Chief People Officer

EXECUTIVE

/s/ Kevin Vasconi
Kevin Vasconi